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[Letterhead of Sherman I. Goldberg]                         Exhibits 5 and 23(b)


                                         November 19, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re:   First Chicago NBD Corporation
          Form S-8 Registration Statement
          -------------------------------

Ladies and Gentlemen:

    Reference is made to the Registration Statement of First Chicago NBD Corporation (the "Company") on Form S-8 (the "Registration Statement") relating to the Savings and Investment Plan of the Company (the "Plan"), concurrently being filed with the Securities and Exchange Commission pursuant to which the Company's common stock, $1 par value per share (the "Common Stock"), will be offered under the Plan.

    I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, certificates of public officials, and other documents as I have deemed necessary or relevant as a basis for my opinion set forth herein.

    On the basis of the foregoing, it is my opinion that the shares of Common Stock offered as set forth in the Registration Statement and relevant Plan documents, when issued in accordance with their respective terms and the terms of the Plan, will be legally issued, fully paid and nonassessable.

    I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name whenever it appears in such Registration Statement, including the applicable Prospectus constituting a part thereof, as originally filed or as subsequently amended.

                                         Very truly yours,


                                         /s/ Sherman I. Goldberg

                                         Sherman I. Goldberg